CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 164 to Registration Statement No. 2-67052 of our report dated December 22, 2004 relating to the financial statements of Fountainhead Special Value Fund, a series of Forum Funds, appearing in the annual report to shareholders for the year ended October 31, 2004, and to the references to us under the captions "Financial Highlights" in the Prospectus, and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 28, 2005